Exhibit 99.1

FOR:	SKILLSOFT PLC COMPANY CONTACT: Tom McDonald Chief Financial Officer (603) 324-3000, x4232 INVESTOR CONTACTS: Michael Polyviou/Peter Schmidt Financial Dynamics (212) 850-5748
SKILLSOFT REPORTS THIRD QUARTER FISCAL 2007 RESULTS
INCLUDING REVENUE OF $57.1 MILLION; EPS OF $0.07;
SKILLSOFT RAISES FULL YEAR FISCAL 2007 FINANCIAL TARGETS
NASHUA, NH, November 28, 2006 - SkillSoft PLC (NASDAQ: SKIL), a leading provider of e-learning and performance support solutions, today announced financial results for its third fiscal quarter ended October 31, 2006.
Fiscal 2007 Third Quarter Results
The Company reported total revenues of $57.1 million for the third quarter ended October 31, 2006 of the fiscal year ending January 31, 2007 (fiscal 2007), which represented a 6% increase over the $53.9 million reported in the third quarter ended October 31, 2005 of the fiscal year ended January 31, 2006 (fiscal 2006). Substantially all of the Company’s revenues in fiscal 2007 are from its Multi-Modal Learning segment, including $55.9 million for the third quarter of fiscal 2007, a 10% increase over the $51.0 million of Multi-Modal Learning segment revenue reported in the third quarter of fiscal 2006. Remaining revenues came from the Company’s Retail Certification segment as a result of the amortization of the deferred revenue retained by the Company following the sale of certain assets related to SmartCertify in the fiscal 2006 first quarter. Gross margin was 88% for both the fiscal 2007 and fiscal 2006 third quarters.
The Company’s net income was $7.1 million, or $0.07 per basic and diluted share, for the fiscal 2007 third quarter. Significant non-cash charges included in the fiscal 2007 third quarter results consisted of $1.2 million for amortization of intangible assets, stock-based compensation expense of $0.8 million and the non-cash provision for income tax of $3.8 million. SkillSoft reported net income of $5.7 million, or $0.06 per basic and diluted share, for the third quarter of fiscal 2006. Significant non-cash charges included in the fiscal 2006 third quarter results consisted of $2.3 million for amortization of intangible assets, $0.2 million for deferred compensation expense and the non-cash provision for income tax of $3.9 million.
The Company’s effective tax rate remained at 36.5% for the nine months ended October 31, 2006. The Company’s effective cash tax rate included in the overall effective tax rate is approximately 3.7% for such period.
“We are encouraged by the customer activity level we are experiencing in the second half of fiscal 2007. Our Multi-Modal Learning segment revenue (which excludes our Retail Certification segment) for the first nine months of fiscal 2007 grew approximately 10% compared to the same period of fiscal 2006. The first nine months performance and the increased customer activity level gives us the confidence to set our revenue and earnings expectations higher for the full fiscal year,” said Chuck Moran, President and Chief Executive Officer. “We are excited about the growth opportunity inherent in the recently announced NETg acquisition agreement and the value such acquisition will bring to our customers and shareholders, once consummated. We expect to continue to aggressively review opportunities to add new product lines or technologies that would also contribute to our revenue growth in the future,” commented Moran.
Research and development expense, which included $0.2 million of stock-based compensation expense, increased to $10.0 million in the fiscal 2007 third quarter from $9.2 million in the fiscal 2006 third quarter. This increase was primarily due to an increase of $0.7 million of additional salary and benefits associated with increased headcount and $0.1 million of additional depreciation expense compared to last year’s fiscal 2006 third quarter. Sales and marketing expenses increased to $22.0 million in the fiscal 2007 third quarter from $20.5 million in the fiscal 2006 third quarter. This increase was primarily due to an increase of $0.1 million of stock-based compensation expense, $0.9 million of additional investment in worldwide sales headcount, $0.3 million of additional investment in SkillSoft marketing programs, and $0.3 million of direct sales force headcount additions targeted at generating new customer opportunities. General and administrative expenses increased to $6.8 million in the fiscal 2007 third quarter compared to $5.5 million in the fiscal 2006 third quarter. This increase was primarily due to $0.4 million of stock-based compensation expense, an increase of $0.5 million in business systems software development expense and an increase of $0.3 million in property tax and payroll benefit expense. Restatement charges related to the ongoing SEC investigation were $0.1 million in the fiscal 2007 third quarter as compared to $0.5 million in the fiscal 2006 third quarter.
SkillSoft had approximately $111.6 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of October 31, 2006 compared to $78.6 million as of January 31, 2006. This increase primarily reflects cash provided by operations of $32.0 million and cash provided by stock option exercises and employee stock purchase plan activity of $4.5 million in the nine months ended October 31, 2006. These increases were partially offset by purchases of property and equipment of $4.0 million. The cash balance as of October 31, 2006 includes funds reserved for the final payment of the 2002 securities class action settlement of $15.3 million, which is expected to be paid in the next twelve months.
In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.
SkillSoft DSOs were in the targeted range for the fiscal 2007 third quarter. On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 7 days in the fiscal 2007 third quarter as compared to 10 days in the year ago period and 7 days in the second quarter of fiscal 2007. On a gross basis, which considers all items billed as receivables, DSOs were 77 days in the fiscal 2007 third quarter as compared to 76 days in the year ago quarter and 79 days in the second quarter of fiscal 2007.
FISCAL 2007 OUTLOOK
Based on the reported third quarter performance and the guidance for the fourth quarter provided below, the Company is raising its full year fiscal 2007 revenue and earnings targets. The Company is now targeting a revenue range of $223.5 million to $225.0 million and a net income range of $21.0 million to $22.0 million, or $0.20 to $0.21 per basic and diluted share, for fiscal 2007 as a whole, compared to the previously targeted revenue range of $218.0 million to $222.0 million and a targeted net income range of $17.0 million to $20.0 million, or $0.17 to $0.20 per basic and diluted share.

For the fourth quarter of fiscal 2007 ending January 31, 2006, the Company currently anticipates revenue to be in the range of $56.0 to $57.5 million. The Company currently anticipates net income for the fiscal 2007 fourth quarter to be between $5.0 and $6.0 million, or $0.05 to $0.06 per basic and diluted share. The fiscal 2007 fourth quarter projected net income includes an increase in tax and audit fees of approximately $0.3 to $0.4 million and approximately $0.6 million of additional non-cash 123R stock option compensation expense associated with the new executive option grants discussed below that were not previously included in the Company’s forecasted results of operations.
The Company’s Compensation Committee is reviewing and anticipates awarding new executive option grants in the fourth quarter of fiscal 2007 to five executives. All previous options grants for these five executives are fully vested, with the most recent grants, dated August 16, 2002, becoming fully vested in the third quarter of fiscal 2007 ending October 31, 2006 per their terms (standard four year vesting). The number of shares expected to be covered by such options is in the range of 4.5 to 5.0 million with a four year vesting schedule. The non-cash financial impact is expected to be approximately $1.0 million of 123R expense per quarter following the date of the award. The Company therefore anticipates that it will have 109 million to 110 million diluted shares outstanding for earnings per share (EPS) calculation purposes for the fourth quarter ending January 31,2007 (fiscal 2007).
The Company’s projected net income in fiscal 2007 (including the fourth quarter of fiscal 2007) does not reflect any foreign exchange gains or losses. The fiscal 2007 earnings outlook also does not take into account the potential negative impact of the resolution of litigation matters, potential restructuring charges, or the potential impact of any future acquisitions or divestitures, including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction. The outlook also does not take into account the effect of a public offering or other financing arrangements that could impact outstanding shares and thereby the Company’s EPS outlook.
SkillSoft is presenting projected net income (for both fiscal 2007 and the fourth quarter of fiscal 2007) without the impact of those items because it is currently unable to estimate the amount of those items and it believes that presenting net income without taking them into account presents investors with meaningful information about the Company’s projected operating performance for fiscal 2007.
Conference Call
In conjunction with the release, management will conduct a conference call on Tuesday, November 28, 2006 at 8:30 a.m. EST to discuss the Company’s fiscal 2007 third quarter operating results and fiscal 2007 outlook. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.
To participate in the conference call, local and international callers can dial (973) 582-2852. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
A replay will be available from 12:01 p.m. EST on November 28, 2006 until 11:59 p.m. EST on December 5, 2006. The replay number is (973) 341-3080, passcode: 8149443. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.
About SkillSoft
SkillSoft PLC (Nasdaq: SKIL) is a leading provider of e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables companies to maximize business performance through a combination of comprehensive e-learning content, online information resources, flexible learning technologies and support services.

Content offerings include business, IT, desktop and compliance courseware collections, as well as complementary content assets such as SkillSim™ simulations, KnowledgeCenter™ portals and online mentoring services. The Books24x7(R) division offers online access to more than 10,000 unabridged IT and business books in its Referenceware(R) collections, as well as book summaries, executive reports and best practices. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue™ virtual classroom, SkillView(R) competency management software and the Enterprise Learning Connection Suite™, a set of platform-neutral modules that can be used to create learning programs tailored to business needs.
SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.
SkillSoft, the SkillSoft logo, Ahead of the Learning Curve, SkillPort, Search-and-Learn, SkillChoice, Books24x7, Referenceware, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners.
This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading “Risk Factors” in SkillSoft’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2006 as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company’s views as of November 28, 2006. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.
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	SkillSoft PLC and Subsidiaries
	Condensed Consolidated Statements of Operations
	(Unaudited)
	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2006	2005	2006	2005

Revenues	$57,135	$53,901	$167,521	$160,833
Cost of revenues	6,846	6,509	19,962	18,662

Gross profit	50,289	47,392	147,559	142,171

Operating expenses:
Research and development	10,047	9,169	29,913	29,321
Selling and marketing	21,983	20,546	68,375	65,641
General and administrative	6,844	5,504	20,948	18,531
Legal settlements	—	—	—	(19,500)
Amortization of intangible assets and FAS 86 assets	1,152	2,285	5,443	6,838
Restructuring	25	226	47	813
Restatement — SEC investigation	114	507	434	1,591

Total operating expenses	40,165	38,237	125,160	103,235

Other income / (expense), net	(35)	341	(67)	727
Interest income	1,137	511	3,011	1,213
Interest expense	(69)	(243)	(205)	(341)
Loss on sale of component, net	—	73	—	(608)

Income before provision for income taxes	11,157	9,837	25,138	39,927

Provision for income taxes — cash	274	303	931	980
Provision for income taxes — non-cash	3,799	3,851	8,245	7,853

Net income	$7,084	$5,683	$15,962	$31,094

Net income, per share, basic	$0.07	$0.06	$0.16	$0.30

Basic weighted average common shares outstanding	101,763,654	100,663,757	101,446,427	103,055,159

Net income, per share, diluted	$0.07	$0.06	$0.15	$0.30

Diluted weighted average common shares outstanding	104,724,685	101,540,690	103,887,852	103,726,562

Pro Forma:

Legal settlements — insurance proceeds	—	—	—	(19,500)

Pro forma net income	$7,084	$5,683	$15,962	$11,594

Pro forma net income, per share, basic	$0.07	$0.06	$0.16	$0.11

Basic weighted average common shares outstanding	101,763,654	100,663,757	101,446,427	103,055,159

Pro forma net income, per share, diluted	$0.07	$0.06	$0.15	$0.11

Diluted weighted average common shares outstanding	104,724,685	101,540,690	103,887,852	103,726,562

*	The Company is providing pro forma financial measures as the Company believes that these figures are helpful in allowing individuals to more accurately assess the Company’s operations and provide individuals with additional information to more readily compare the Company’s results over multiple periods.

(1)	The following summarizes the departmental allocation of the stock-based compensation
	Cost of revenues (includes $14, $0, $31 and $0 of FAS123R compensation expense, respectively)	$14	$—	$31	$—
	Research and development (includes $150, $0, $725 and $0 of FAS123R compensation expense, respectively)	151	47	818	140
	Selling and marketing (includes $269, $0, $1,379 and $0 of FAS123R compensation expense, respectively)	269	164	1,646	511
	General and administrative (includes $403, $0, $1,640 and $0 of FAS123R compensation expense, respectively)	404	8	1,657	24

		$838	$219	$4,152	$675

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited)

	October 31, 2006	January 31, 2006
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$102,846	$73,339
Restricted cash	4,704	5,039
Accounts receivable, net	47,641	85,681
Prepaid expenses and other current assets	13,705	22,006

Total current assets	168,896	186,065

Property and equipment, net	9,742	10,231
Goodwill	85,092	93,929
Acquired intangible assets, net	3,268	8,711
Long-term investments	4,017	230
Deferred tax assets	694	694
Other assets	375	42

Total assets	$272,084	$299,902

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Accounts payable	$3,453	$3,819
Accrued expenses	41,449	53,795
Deferred revenue	98,077	136,699

Total current liabilities	142,979	194,313

Total long-term liabilities	2,694	3,317

Total stockholders’ equity	126,411	102,272

Total liabilities and stockholders’ equity	$272,084	$299,902

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	October 31,
	2006	2005
Cash flows from operating activities:

Net income	$15,962	$31,094
Adjustments to reconcile net income to net cash provided by operating activities—
Stock-based compensation	4,152	676
Depreciation and amortization	4,502	3,790
Amortization of acquired intangibles and FAS 86 assets	5,443	6,838
Provision for bad debts	(477)	(772)
Loss on disposition	—	683
Provision for income taxes — non-cash	8,245	7,853
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	39,354	41,381
Prepaid expenses and other current assets	8,498	6,815
Accounts payable	(403)	(2,644)
Accrued expenses (including long-term):
Accrued merger	(451)	(3,705)
Accrued restructuring	(364)	(6,918)
Accrued other	(12,375)	(12,023)
Deferred revenue	(40,043)	(36,547)

Net cash provided by operating activities	32,043	36,521

Cash flows from investing activities:

Purchases of property and equipment	(3,989)	(4,157)
Purchases of FAS 86 assets	—	(1,247)
Purchases of investments	(74,843)	(14,848)
Maturity of investments	39,810	21,596
Sale of investments	—	248
Release/(designation) of restricted cash	335	(4,415)

Net cash used in investing activities	(38,687)	(2,823)

Cash flows from financing activities:

Exercise of stock options	1,977	550
Proceeds from employee stock purchase plan	2,561	2,210
Payments to acquire treasury stock	—	(22,000)

Net cash provided by / (used in) financing activities	4,538	(19,240)

Effect of exchange rate changes on cash and cash equivalents	562	(1,305)

Net (decrease) / increase in cash and cash equivalents	(1,544)	13,153
Cash and cash equivalents, beginning of period	51,937	34,906

Cash and cash equivalents, end of period	$50,393	$48,059